EXHIBIT INDEX
                                  -------------


Exhibit  No.      Description
-----------       -----------

99                Press  Release  dated  February __, 2003  entitled  "TVI Posts
                  Record Revenue & Net Income for 2002."




                                                                      Exhibit 99






TVI Corporation

7100  Holladay  Tyler  Road,  Suite  300
Glenn  Dale,  Maryland  20769
Tel: 301-352-8800
Fax: 301-352-8818

FOR IMMEDIATE RELEASE

                 TVI POSTS RECORD REVENUE & NET INCOME FOR 2002

GLENN DALE, MD - February 25, 2003 -- TVI Corporation (OTCBB: TVIN) announces record revenue and net income for 2002 and the fourth quarter.

2002 Financial Highlights
-------------------------

o        For  the  year  2002,  TVI  Corporation   reported  record  revenue  of
         $11,128,000, a $6,951,000 and 166% increase over 2001.

o Net income for the year significantly increased to a record of $3,072,000, a $2,967,000 increase over 2001. Return on sales (pretax income divided by revenues) for the full year improved to 28%, up from 3% for 2001. o Earnings per share for the year 2002 increased to $0.117 compared to $0.004 for 2001.

o The Company's liquidity position has also increased substantially. Cash at December 31, 2002 was $1,600,000 vs. $337,000 at the prior year-end.

o        All long-term debt was retired during 2002.

Fourth Quarter Financial Highlights
-----------------------------------

o For the fourth quarter of 2002, revenues increased by $3,426,000 over the same period in 2001 to $4,666,000.

o Net Income for the fourth quarter 2002 was at a record level of $1,770,000 compared to a loss of $421,000 in the fourth quarter 2001.

o Fourth quarter 2002 earnings per share were $0.066 compared to a loss of $0.017 for the fourth quarter 2001.

The record revenue levels achieved over the past year are a result of improved market presence and strong distribution coupled with increased federal, state and municipal spending on homeland defense equipment. In the past year TVI's leadership in the decontamination market has resulted in state-wide awards from Massachusetts, Rhode Island, Delaware, Maine, Maryland and South Carolina. TVI

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enters  2003 with a backlog of  unshipped  orders in excess of  $2,700,000,  the largest  January  backlog  in  the  Company's  history.

Richard Priddy, Chief Executive Officer, said, "We are very pleased with the financial results we have achieved for our shareholders during 2002, and are gratified that our leadership position in the industry is being validated by the various state orders. We believe that we have made key investments in people, facilities, and technologies which have made us more efficient, and are necessary to build on our success."

I am also encouraged to see our nation's progress in the Homeland Security arena as it relates to equipping our first responders with the tools required to effectively deal with acts of terror.



                  TVI Corporation
                 Income Statement
         For the Three Months and Twelve Months Ending            $ Thousands
    December 31, 2002 and 2001
                                       Three Months Ending     Twelve Months Ending
                     Unaudited             December 31,            December 31,


                                          2002      2001           2002      2001
                                        --------  --------       --------  --------
                                             $         $              $         $

REVENUE                                    4,666     1,240         11,128     4,177

COST OF SALES                              1,858     1,160          5,239     2,667
                                        --------  --------       --------  --------

GROSS PROFIT                               2,808        80          5,889     1,510

GENERAL & ADMINISTRATIVE EXPENSES          1,043       464          2,817     1,356
                                        --------  --------       --------  --------

OPERATING INCOME                           1,765      (384)         3,072       154

OTHER INCOME (EXPENSE)                         5       (37)          --         (49)
                                        --------  --------       --------  --------

NET INCOME BEFORE TAXES                    1,770      (421)         3,072       105

INCOME TAXES                                --        --             --        --

NET INCOME                                 1,770      (421)         3,072       105
                                        ========  ========       ========  ========


BASIC AVERAGE SHARES OUTSTANDING          26,929    25,343         26,321    25,327

BASIC EARNINGS PER SHARE                  0.0657   (0.0166)        0.1167    0.0041

DILUTED AVERAGE SHARES OUTSTANDING        29,164    25,343         28,546    27,330

DILUTED EARNINGS PER SHARE                 0.061   (0.0166)         0.108     0.004





Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "should", "expect", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. We assume no obligation to update any such forward-looking statements.

About TVI Corporation:
----------------------

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and signage, chemical/biological decontamination systems for the military, public health, and first response agencies. TVI additionally is a primary source to the military for thermal targets and thermal decoys. Its stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trademarks of their respective owners.

For more information concerning TVI, please visit us at: www.tvicorp.com.
TVI Corporation, Glenn Dale                              ---------------
Richard Priddy, 301-352-8800